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                                                                     EXHIBIT 5.1

                  [SONNENSCHEIN NATH & ROSENTHAL LETTERHEAD]





                              MITCHELL L. HOLLINS
                                 (312) 876-8144


                                 August 9, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Ladies and Gentlemen:

         A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register shares of common stock, par value $.01 per share (the "Shares"), of First Merchants Acceptance Corporation (the "Company") which may from time to time be offered by the Company in connection with the First Merchants Acceptance Corporation 1994 Equity Incentive Plan (the "Plan"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

         We have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Restated Certificate of Incorporation, its Amended and Restated By-Laws, as amended, and minutes of directors' and stockholders' meetings, and such other documents (including the Plan) which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth.

         We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due





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Securities and Exchange Commission
August 9, 1996
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authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, it is our opinion that the Shares that will be originally issued under the Plan, when issued pursuant to and in accordance with the Plan at a price per Share which is not less than the par value per Share at the time of issuance, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                   SONNENSCHEIN NATH & ROSENTHAL


                                   By:
                                           Mitchell L. Hollins